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                                                                      EXHIBIT 99


NEWS RELEASE
August 28, 1998


     Financial Contact:  Ray Harlin
                         Chief Financial Officer
                         (423) 510-3323

     Media Contact:      John Ulczycki
                         Communications Director
                         (423) 510-3203


U.S. XPRESS ENTERPRISES COMPLETES ACQUISITION OF PST VANS;
ANNOUNCES STOCK BUYBACK

CHATTANOOGA, TN.    U.S. Xpress Enterprises, Inc. (Nasdaq NMS:XPRSA) today
completed its acquisition of PST Vans, Inc. (Nasdaq NMS: PSTV) after PST Vans stockholders approved the acquisition during the PST Vans annual meeting in Salt Lake City. PST Vans stockholders will receive $2.71 cash and 0.2381 shares of U.S. Xpress Enterprises Class A Common Stock for each share of PST Vans common stock.

With the acquisition, U.S. Xpress Enterprises, the nation's sixth largest truckload carrier, will operate approximately 4,400 tractors and 9,000 trailers. The company provides time-definite, expedited and dedicated truckload transportation services in long-haul and regional markets in the U.S., Canada and Mexico.

U.S. Xpress Enterprises also announced that its Board of Directors has authorized the repurchase of up to 750,000 shares of the Company's outstanding Class A Common Stock. Under the stock repurchase program, shares may be purchased from time to time through December 1998, unless the period is extended by the Board. Shares will be purchased at prevailing prices in open market transactions, subject to market conditions, share price and other considerations. Funds for the repurchase of shares will be provided by available cash and existing credit facilities.

Upon completion of the transactions involving PST Vans shareholders, but without giving effect to the stock repurchase program, U.S. Xpress Enterprises will have approximately 13.2 million shares of Class A Common Stock outstanding. The company also has 3.0 million shares of its Class B Common Stock outstanding.

Patrick Quinn and Max Fuller, co-chairmen of U.S. Xpress Enterprises, said, "we believe that the price of the Company's stock, at its current market valuation, does not reflect the true value of the Company and it is advantageous for the Company to initiate a share repurchase program at this time."

This press release contains certain forward looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include stock market and economic conditions, customer demand and customer retention after the acquisition, significant fluctuations in fuel pricing or availability, increases in interest rates and the availability and retention of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by U.S. Xpress Enterprises, inc. in this and other press releases, in periodic reports on forms 10-K and 10-Q, and in the prospectus associated with the acquisition of PST Vans, Inc.